Exhibit 5.1

DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120
Short Hills, New Jersey 07078
www.dlapiper.com

T: 973-520-2550
F: 973-520-2551

Attorneys Responsible for Short Hills Office:

Andrew P. Gilbert
Michael E. Helmer

November 15, 2018

Valeritas Holdings, Inc.

750 Route 202 South, Suite 600

Bridgewater, New Jersey 08807

Re:                             Valeritas Holdings, Inc. — Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to Valeritas Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Additional Registration Statement”), pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Act”), relating to the registration and sale of up to (i) $6,000,000 of shares (the “Additional Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and (ii) warrants to purchase up to $13,500,000 of shares of Common Stock (the “Additional Warrants”), and (iii) the shares of Common Stock issuable upon exercise of the Additional Warrants (the “Additional Warrant Shares”). The Additional Registration Statement incorporates the Registration Statement on Form S-1 (File No. 333-226958) (the “Original Registration Statement”) originally filed with the Commission on August 21, 2018, as amended, and the related prospectus included therein (the “Prospectus”). The Additional Shares and the Additional Warrants are to be sold by the Company as described in the Original Registration Statement and the Prospectus.

In connection with this opinion letter, we have examined the Additional Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation, as amended and restated, and Bylaws, as amended and restated, of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that (i) the Additional Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable, (ii) the Additional Warrants have been duly authorized by the Company and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and (iii) the Additional Warrant Shares have been duly authorized by the Company, and upon valid exercise of the Additional Warrants in accordance with the terms thereof and receipt of the applicable consideration specified therein, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Additional Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ DLA Piper LLP (US